TRACTOR SUPPLY COMPANY REPORTS SECOND QUARTER 2007 RESULTS
~ Second Quarter Sales Increase 10.6% ~
~ Same-Store Sales Up 1.0% ~
~ Second Quarter EPS is $1.08 ~

Brentwood, Tennessee, July 25, 2007 – Tractor Supply Company (NASDAQ: TSCO), the largest retail farm and ranch store chain in the United States, today announced financial results for its second fiscal quarter ended June 30, 2007. Additionally, the Company reaffirmed its current outlook for fiscal 2007.

Second Quarter Results
Net sales increased 10.6% to $790.9 million from $714.9 million in the prior year’s second quarter. Same-store sales increased 1.0% compared with the 0.5% increase in the prior year’s second quarter. Same-store sales growth was driven by the animal health and apparel categories offset by weakness in the seasonal merchandise category.

Gross margin increased 11.5% to $250.4 million, or 31.7% of sales, compared to 31.4% in the prior year’s second quarter. The improvement in gross margin resulted from a more favorable product mix and better product sourcing.

Selling, general and administrative expenses increased to 21.1% of sales compared to 20.3% in the prior year’s second quarter. The increase in expense as a percent of sales was primarily attributable to a shift in comparable marketing expenses from the first quarter as well as higher occupancy costs resulting from continued store expansion.

Depreciation and amortization expense increased to $12.4 million from $10.6 million in the prior year’s second quarter, related directly to new store growth and capital costs for infrastructure and technology. The Company’s effective income tax rate increased to 37.9% compared to 37.1% in the prior year’s second quarter, primarily due to state taxes relating to the composition of income among the states and the adoption of FIN 48 relating to uncertainties in income tax positions.

Net income for the quarter was $43.8 million, or $1.08 per diluted share, compared to $42.9 million, or $1.05 per diluted share, in the prior year’s second quarter. During the quarter, the Company repurchased 806,100 shares of its stock for approximately $42.4 million as part of its previously announced $200 million share repurchase program.

The Company opened 20 new stores in the quarter compared to 17 new store openings and six relocations in the prior year’s second quarter. Also during the second quarter of 2007, the Company sold its only Canadian store location, obtained in the November 2005 acquisition of Del’s Farm Supply.

Jim Wright, President and Chief Executive Officer, stated, “During the quarter, we were successful in executing a number of initiatives to further strengthen the Tractor Supply brand, increase our global sourcing and private label products, and return value to shareholders. While our key growth categories continued to perform well, sales of certain seasonal products proved challenging as we experienced unfavorable weather conditions, primarily unseasonably cool weather in April. Additionally, the sales rebound in May and June, as spring weather came, was limited by the expanding drought conditions in key markets throughout the southeast. We are comfortable with our inventory levels and believe we are well positioned for solid sell through in the back half of the year with minimal markdown risk going forward.”

First Half Results
For the first six months of fiscal 2007, net sales increased 14.4% to $1.35 billion and same-store sales increased 3.9% compared to the 1.8% gain in the first six months of 2006. Gross margin in the first six months of 2007 increased 14.2% to $418.6 million compared to the first six months of 2006. As a percent of sales, gross margin was consistent at 31.0% of sales for the first six months of 2007 and 2006.

Selling, general and administrative expenses were consistent at 23.3% of sales for the first six months of both years.

Net income for the first six months of fiscal 2007 was $48.8 million, or $1.19 per diluted share, compared to net income of $43.5 million, or $1.06 per diluted share, for the first six months of fiscal 2006. During the first six months of 2007, the Company repurchased 1.2 million shares of its stock for approximately $63.7 million as part of its previously announced $200 million share repurchase program.

During the first six months of 2007, the Company opened 42 new stores, relocated seven stores and sold its Del’s store in Canada, compared to 46 new store openings and 11 relocations in the first six months of 2006.

Company Outlook
The Company reaffirmed its expectations for the full year. The Company continues to anticipate its net sales for fiscal 2007 will be approximately $2.7 billion to $2.75 billion. Same-store sales for the full year are expected to increase 3.0% to 4.5%. For the full year, the Company expects 85 to 90 new store openings (including four to six Del’s stores) and 12 relocations.

The Company continues to expect full year net earnings to range from $2.49 to $2.56 per diluted share.

Mr. Wright concluded, “While conscious of the macro-economic issues affecting consumers today, we believe the mix of our business in the back half of the year is more conducive to the growth categories that have performed well over the past several quarters. For the second half of the year, we are continuing to focus on providing our customers with in-store experiences and merchandise assortments that are innovative, differentiated and relevant to their rural lifestyle needs. In addition, we are on track to meet our goal of opening 85 to 90 stores in 2007 while gaining traction on our initiatives to reduce new store occupancy costs. We believe we have a strong foundation in place to drive long-term shareholder value through solid strategic planning, operational execution and financial performance.”

Conference Call Information
Tractor Supply Company will be hosting a conference call at 5:00 p.m. Eastern Time today to discuss the quarterly results. The call will be simultaneously webcast over the Internet on the Company’s homepage at TractorSupply.com and can be accessed under the subheading “Investor Relations.”

About Tractor Supply Company
As of June 30, 2007, Tractor Supply Company operated 717 stores in 37 states. The Company’s stores are focused on supplying the lifestyle needs of recreational farmers and ranchers. The Company also serves the maintenance needs of those who enjoy the rural lifestyle, as well as tradesmen and small businesses. Stores are located in towns outlying major metropolitan markets and in rural communities. The Company offers the following comprehensive selection of merchandise: (1) equine, animal and pet products, including everything necessary for their health, care, growth and containment; (2) maintenance products for agricultural and rural use; (3) hardware and tool products; (4) seasonal products, including lawn and garden power equipment; (5) truck and towing products; and (6) work clothing for the entire family.

Forward Looking Statements:

As with any business, all phases of the Company’s operations are subject to influences outside its control. This information contains certain forward-looking statements, including statements regarding estimated results of operations in future periods. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are subject to the finalization of the Company’s financial and accounting procedures, and may be affected by certain risks and uncertainties, any one, or a combination, of which could materially affect the results of the Company’s operations. These factors include general economic cycles affecting consumer spending, weather factors, operating factors affecting customer satisfaction, consumer debt levels, inflation, pricing and other competitive factors, the ability to attract, train and retain qualified employees, the ability to manage growth and identify suitable locations and negotiate favorable lease agreements on new and relocated stores, the timing and acceptance of new products in the stores, the mix of goods sold, the continued availability of favorable credit sources, capital market conditions in general, the ability to increase sales at existing stores, the ability to retain vendors, reliance on foreign suppliers, management of its information systems and the seasonality of the Company’s business. Forward-looking statements made by or on behalf of the Company are based on knowledge of its business and the environment in which it operates, but because of the factors listed above, actual results could differ materially from those reflected by any forward-looking statements. Consequently, all of the forward-looking statements made are qualified by these cautionary statements and those contained in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. There can be no assurance that the results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to or effects on the Company or its business and operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

(Financial tables to follow)

Results of Operations
(in thousands, except per share amounts)

	SECOND QUARTER ENDED				SIX MONTHS ENDED
	June 30, 2007		July 1, 2006 *		June 30, 2007		July 1, 2006 *
		(Unaudited)				(Unaudited)
		% of		% of		% of		% of
		Sales		Sales		Sales		Sales

Net sales	$790,929	100.0%	$714,944	100.0%	$1,350,761	100.0%	$1,180,492	100.0%
Cost of merchandise sold	540,505	68.3	490,437	68.6	932,157	69.0	813,989	69.0

Gross margin	250,424	31.7	224,507	31.4	418,604	31.0	366,503	31.0
Selling, general and administrative expenses	166,959	21.1	144,996	20.3	314,146	23.3	275,627	23.3
Depreciation and amortization.	12,357	1.6	10,580	1.5	24,370	1.8	20,203	1.7

Operating income	71,108	9.0	68,931	9.6	80,088	5.9	70,673	6.0
Interest expense, net	604	0.0	647	0.0	1,529	0.1	1,554	0.1

Income before income taxes	70,504	9.0	68,284	9.6	78,559	5.8	69,119	5.9
Income tax provision	26,747	3.5	25,357	3.6	29,803	2.2	25,667	2.2

Net income	43,757	5.5%	42,927	6.0%	48,756	3.6%	43,452	3.7%

Net income per share:
Basic	$1.10		$1.07		$1.22		$1.09

Diluted	$1.08		$1.05		$1.19		$1.06

Weighted average shares outstanding (000’s):
Basic	39,617		39,968		39,922		39,833
Diluted	40,579		40,898		40,901		40,957
* Reclassified to conform to the current period presentation.

Balance Sheet
(in thousands)

	June 30,	July 1,
	2007	2006 *
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$43,404	$43,354
Inventories	692,388	585,269
Prepaid expenses and other current assets	40,173	39,073
Deferred income taxes	6,999	14,134

Total current assets	782,964	681,830
Property and equipment, net	321,463	277,307
Goodwill	10,258	9,352
Deferred income taxes	15,059	11,916
Other assets	6,069	8,024

TOTAL ASSETS	$1,135,813	$988,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$360,517	$277,942
Accrued expenses	110,237	105,171
Current portion of capital lease obligations	896	1,331
Income taxes currently payable	17,574	21,729

Total current liabilities	489,224	406,173
Revolving credit loan	—	—
Capital lease obligations	2,410	2,937
Other long-term liabilities	49,836	39,613

Total liabilities	541,470	448,723

Stockholders’ equity:
Common stock	324	320
Additional paid-in capital	141,481	117,633
Treasury stock	(63,720)	—
Other comprehensive loss	—	(46)
Retained earnings	516,258	421,799

Total stockholders’ equity	594,343	539,706

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,135,813	$988,429

* Inventory and accounts payable balances have been adjusted to conform to the current period presentation.

Selected Financial and Operating Information

	SECOND QUARTER		SIX MONTHS
	ENDED		ENDED
	June 30,	July 1,	June 30,	July 1,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Sales Information:

Same-store sales increase	1.0%	0.5%	3.9%	1.8%
Non-comp sales (% of total sales)	11.0%	14.9%	11.4%	14.7%
Average transaction value	$46.91	$46.93	$44.46	$44.14
Comp average transaction value increase (decrease)	(1.2)%	0.8%	(0.4)%	2.2%
Comp average transaction count increase (decrease)	2.2%	(0.4)%	4.3%	(0.4)%
Store Count Information:

Beginning of period	698	624	676	595
New stores opened	20	17	42	46
Stores closed/sold	(1)	—	(1)	—

End of period	717	641	717	641

Relocated stores	—	6	7	11
Pre-opening costs (000’s)	$2,280	$1,963	$4,355	$5,000
Balance Sheet Information:

Average inventory per store (000’s) (a)	$950.8	$925.0	$950.8	$925.0
Inventory turns (annualized)	2.94	3.10	2.66	2.76
Financed inventory (a)	49.1%	46.1%	49.1%	46.1%
Treasury shares:
Shares purchased (000’s)	806	—	1,220	—
Cost (000’s)	$42,388	—	$63,720	—
(a) assumes average inventory cost, excluding inventory in transit